Filed pursuant to Rule 433
Registration No. 333-132201
Dated 10/2/07


FLOATING RATE MEDIUM TERM NOTE FINAL TERM SHEET

ISSUER:				TOYOTA MOTOR CREDIT CORP
SIZE:		 		$500MM
TRADE DATE:		 	10/2/07
SETTLEMENT DATE:		10/5/07
MATURITY DATE:			10/6/08
COUPON:				1ML+2BPS
FLOATING RATE REFIX:		[REUTERS]  [BBA LIBOR RATES] Telerate
				Successor Page    3750
INTEREST RATE RESET FREQUENCY:	MONTHLY
PAYMENT FREQUENCY:		MONTHLY
COUPON PAYMENT DATES:		MONTHLY ON THE 6TH OR NEXT GOOD BUSINESS
				DAY USING THE MODIFIED FOLLOWING BUSINESS
				DAY CONVENTION
INITIAL PAYMENT DATE:		11/6/07 (LONG FIRST COUPON)
DAYCOUNT:			ACT/360
PRICE TO INVESTOR:		PAR
PRICE TO ISSUER:		$99.9925
PROCEEDS TO ISSUER:		$499,962,500
DELIVERY:			DTC # 187
DENOMINATIONS:			$1,000 X $1,000
CUSIP:				89233PK96
UNDERWRITER:			J.P. MORGAN SECURITIES INC.




The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer,any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling collect 1-212-834-4533.


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